Exhibit 99.1

PRESS RELEASE

Frequency Electronics, Inc. Announces Third Quarter Fiscal Year 2020 Results

Mitchel Field, NY, March 12, 2020 – Frequency Electronics, Inc. (“FEI” or the “Company”) (NASDAQ-FEIM) reported revenues for the third quarter of fiscal 2020, which ended January 31, 2020, of $9.6 million compared to $13.2 million in the third quarter of fiscal 2019. Revenues for the nine months of fiscal 2020 were $31.3 million compared to $36.3 million recorded in the same period of the prior year. The Company recorded operating loss of $1.6 million for the third quarter of fiscal 2020, compared to an operating loss of $394,000 in the third quarter of fiscal 2019. Operating loss for the nine months of fiscal 2020 was $7.3 million compared to operating loss of $540,000 in the nine months of fiscal 2019. Net loss for the third quarter of fiscal 2020 was $1.6 million or ($0.17) per diluted share compared to net loss of $321,000 or ($0.04) per diluted share for the third quarter of the prior year. Net loss for the nine months of fiscal 2020 was $7.1 million or ($0.78) per diluted share compared the net loss of $168,000 or ($0.02) per diluted share for the nine months of fiscal 2019.

FEI CEO, Stanton Sloane, commented on third quarter results, “Our third quarter financials were impacted principally by two issues. Firstly, by the termination of a problem program that has been the source of persistent technical and financial issues. Cleaning up this problem has been a focus for some months and I am glad to now put it behind us. That said, I have also instituted best practices to ensure we avoid this sort of problem in the future.

Revenue decreases, the second issue for the quarter, resulted in large part from slippages in US Government funding to prime contractors on space programs where we are a potential supplier of frequency generation/conversion systems. On several of these programs, the prime contractors have been awarded the contracts, but they either were not yet fully funded or there have been extended negotiations regarding the technical baselines, resulting in delays of sub-contract awards, which of course, impact the timing of our revenues. On some of these programs, FEI is in a very strong position as the supplier of choice and it is simply a matter of timing. I would add that the total value of potential new business opportunities we are pursuing is approximately $660m. That is the best leading indicator of future revenue and profit growth. We have invested significant resources in R&D and infrastructure to position the company to win more than our fair share of these opportunities and I am confident that we will do so.”

Fiscal 2020 Selected Financial Metrics and Other Items

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For the nine months ended January 31, 2020 satellite related revenues, both for Government/DOD and commercial end use were approximately $14.7 million compared to $17.3 million for the same period of fiscal 2019. Commercial and U.S. Government satellite payload programs accounted for approximately 47% of consolidated revenues compared to 48% of consolidated revenues for the same period of fiscal 2019.

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For the nine months ended January 31, 2020 sales for non-space related U.S. Government/DOD, end use were $12.7 million compared to $17.1 million for the same period of fiscal 2019. Sales for U.S. Government/DOD non-space end use accounted for approximately 41% of consolidated revenues compared to 47% of consolidated revenues for the same period of fiscal 2019.

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Sales for other commercial and industrial applications were approximately $3.9 million for fiscal 2020 compared to $2.0 million for the same period of fiscal 2019. Commercial and industrial applications accounted for approximately 12% of consolidated revenues, compared to 5% for the same period of the prior year.

-	Research and development expense were $4.8 million for the nine months of fiscal 2020 compared to $5.1 million for the same period of fiscal 2019

-	Backlog at the end of the quarter ended January 31, 2020 was approximately $36 million. Subsequent to quarter end the Company received over $3.5M in additional funding on 2 existing contracts.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Thursday, March 12, 2020, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The archived call may be accessed by calling 1-877-481-4010 (domestic), or 1-919-882-2331 (international), use pin 33571 for one week following the call. Subsequent to that, the call can be accessed via a link available on the company’s website through June 12, 2020.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency’s products are used in satellite payloads and in other government, military and commercial, systems including C4ISR, EW, missiles, UAVs, aircraft, secure communications, energy exploration and wireline and wireless communication networks. With over one thousand systems delivered to defense department and commercial customers, Frequency has received more than 100 awards for excellence in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development to expand its capabilities and markets.

Frequency’s Mission Statement: “Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 50 GHz, for space and other challenging environments.”

Subsidiaries and Affiliates: FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Elcom Tech provides sub-systems for Electronic Warfare (“EW”) and state-of-the-art RF microwave products. Additional information is available on the Company’s website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The statements in this press release regarding future earnings and operations and other statements relating to the future constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1933 or the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “objective,” “seek” “strive,” “might,” “likely result,” “build,” “grow,” “plan,” “goal,” “expand,” “position,” or similar words, or the negatives of these words, or similar terminology, identify forward-looking statements. All statements by the Company that address activities, events or developments that the Company expects or anticipates will occur in the future, including all statements by the Company regarding its expected financial position, revenues, cash flows and other operating results, business position, legal proceedings or similar matters, are forward-looking statements. These statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties, and a number of factors could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements referred to above. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, changes in contractual terms, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which relate only to events as of the date on which the statements are made and which reflect management’s analysis, judgments, belief, or expectation only as of such date. Any and all of the forward-looking statements contained in this Form 10-Q and any other public statements made by the Company or its management may turn out to be incorrect. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact information: Stanton Sloane, President, Chief Executive Officer and Steven Bernstein, Chief Financial Officer

Telephone:     (516) 794-4500         WEBSITE:     www.frequencyelectronics.com

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands except per share data)

(Unaudited)

	Nine Months Ended January 31,		Three Months Ended January 31,
	2020	2019	2020	2019
Revenues	$31,270	$36,345	$9,628	$13,193
Cost of Revenues	25,358	23,953	6,488	9,093
Gross Margin	5,912	12,392	3,140	4,100
Selling and Administrative	8,362	7,838	3,619	2,657
Research and Development	4,813	5,094	1,082	1,837
Operating Loss	(7,263)	(540)	(1,561)	(394)
Interest and Other, Net	265	410	34	133
Loss before Income Taxes	(6,998)	(130)	(1,527)	(261)
Income Tax Benefit	48	38	19	(60)
Net Loss	$(7,046)	$(168)	$(1,546)	$(321)

Net Income (Loss) per share:
Basic and diluted loss per share	$(0.78)	$(0.02)	$(0.17)	$(0.04)

Average Shares Outstanding
Basic and diluted	9,059	8,899	9,104	8,928

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	January 31, 2020	April 30, 2019
	(unaudited)
	(in thousands)
ASSETS

Cash & Marketable Securities	$9,730	$11,882
Accounts Receivable, Net	4,073	6,362
Costs and Estimated Earnings
in Excess of Billings, Net	8,011	6,670
Inventories, Net	23,487	23,356
Other Current Assets	2,391	3,082
Current Assets Held for Sale	-	1,347
Property, Plant & Equipment, Net	12,011	13,038
Right –of –Use Assets	11,197	-
CSV of Life Insurance	14,821	14,292
Other Assets	4,447	6,540
Non-Current Assets Held for Sale	-	202
	$90,168	$86,771
LIABILITIES AND STOCKHOLDERS’ EQUITY

Lease liability, current	$2,059	$-
Other current liabilities	5,931	4,759
Current Liabilities Held for Sale	-	1,078
Non-Current Lease Liability	9,579	-
Other Long-term Obligations	15,774	15,592
Non-Current Liabilities Held for Sale	-	2,253
Stockholders’ Equity	56,825	63,089
	$90,168	$86,771